EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, CFO

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS SECOND QUARTER RESULTS

Consolidated Second Quarter Highlights:

•	Net sales for Q2 2009 were $261.4 million, down 21% year-over-year (YOY)
•	Gross profit for Q2 2009 was $35.8 million, down 22% YOY
•	Gross profit margin for the quarter was 13.7% vs. 14.0% in Q2 2008
•	GAAP diluted EPS was $0.06 in Q2 2009 vs. GAAP diluted EPS of $0.22 in Q2 2008
•	Non-GAAP diluted EPS was $0.07 in Q2 2009 vs. non-GAAP diluted EPS of $0.25 in Q2 2008

Torrance, California – August 5, 2009 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the second quarter and six months ended June 30, 2009. Consolidated net sales for Q2 2009 were $261.4 million, a decrease of 21%, from $331.2 million in Q2 2008. Consolidated gross profit for Q2 2009 decreased 22% to $35.8 million from $46.2 million in Q2 2008. Consolidated gross profit margin was 13.7% for Q2 2009 compared to 14.0% for Q2 2008. Consolidated GAAP operating profit for Q2 2009 decreased 67% to $2.0 million compared to consolidated GAAP operating profit of $5.9 million for Q2 2008. GAAP consolidated net income for Q2 2009 was $0.8 million compared to $3.0 million for Q2 2008, a decrease of $2.2 million or 73%. Non-GAAP consolidated net income for Q2 2009 decreased $2.6 million, or 74%, to $0.9 million, compared to non-GAAP consolidated net income of $3.5 million for Q2 2008. GAAP diluted EPS for Q2 2009 was $0.06 compared to GAAP diluted EPS of $0.22 for Q2 2008. Non-GAAP diluted EPS for Q2 2009 was $0.07 compared to non-GAAP diluted EPS of $0.25 for Q2 2008.

In Q2 2009, non-GAAP financial information excludes the impact of a $0.1 million income tax adjustment related to a dividend from an international subsidiary, which affected diluted EPS by $0.01 in Q2 2009. In Q2 2008, non-GAAP financial information excludes the impact of a $0.8 million pre-tax ($0.5 million after-tax) lawsuit settlement charge, which affected diluted EPS by $0.03 in Q2 2008. Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below.

Our effective tax rate for Q2 2009 increased to approximately 50% compared to 38% for Q2 2008, primarily due to the income tax adjustment made in Q2 2009 related to a dividend from an international subsidiary. As a result, our effective YTD Q2 2009 tax rate was approximately 45%. While many factors will cause our effective tax rate to vary from quarter to quarter, we anticipate that this adjustment will continue to impact our effective tax rate for the remainder of 2009 and is not anticipated to recur in the years thereafter.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “Though the economy remained challenged in the second quarter, and IT spending, while stabilizing, has not yet recovered, I am pleased with our results and our progress to better position ourselves for growth as the economy rebounds. We grew the top line sequentially and reduced our operating expenses while we continued to make strategic investments. As I have stated previously, we believe that a recession is not the time to shy away from making strategic investments that we believe are essential for the long-term success of PC Mall, and we expect to continue making these investments for the foreseeable future. As an example, we are preparing to open a new call center and sales facility in downtown Chicago that will serve as a new hub for our SMB business where we intend to add new account executives. We will also consolidate our local MME office into the new facility, and plan to locate resources in the facility dedicated to our new healthcare initiative, which will be a part of our Public Sector business. In addition, we have continued adding talented professionals to our sales, marketing, IT and finance teams. We also continue to selectively pursue acquisitions. We believe that the investments we are currently making, when accompanied with an economic rebound, will position us very well for 2010 and beyond.”

Segment Results

SMB

Q2 2009 net sales for our SMB segment were $85.3 million, a decrease of $44.7 million, or 34%, from $129.9 million in Q2 2008 primarily due to ongoing economic weakness and the resulting softness in IT spending by small and medium sized businesses in North America and an $8.9 million decrease in lower margin volume iPod sales to certain customers.

SMB gross profit decreased by $4.5 million, or 28%, to $11.6 million in Q2 2009 compared to $16.1 million in Q2 2008 resulting primarily from decreased SMB net sales discussed above and a competitive pricing environment. SMB gross profit margin increased by 120 basis points to 13.6% in Q2 2009 compared to 12.4% in Q2 2008 primarily due to an increase in vendor consideration as a percentage of net sales and a reduction in lower margin volume iPod sales to certain customers discussed above, partially offset by the competitive pricing environment discussed above.

SMB operating profit in Q2 2009 decreased by $1.8 million, or 24%, to $5.8 million compared to $7.6 million in Q2 2008. The decrease in SMB operating profit in Q2 2009 was primarily due to the decrease in SMB gross profit discussed above, partially offset by a $2.1 million decrease in SMB personnel costs and a reduction in bad debt expense.

MME

Q2 2009 net sales for our MME segment were $92.4 million compared to $104.4 million in Q2 2008, a decrease of $12.0 million, or 12%. This decrease was primarily due to ongoing economic weakness and the resulting softness in IT spending by customers in the mid-market and enterprise sector in Q2 2009. Product revenues declined by 17% in Q2 2009 compared to Q2 2008 while service revenues increased by 9% in Q2 2009 compared to Q2 2008. Service revenues represented 25% of MME net sales in Q2 2009 compared to 20% of MME net sales in Q2 2008. Our MME service revenues include services performed under our Abreon brand, which is primarily focused on change management and eLearning consulting, which declined 14% in Q2 2009 compared to Q2 2008 due to a reduction in projects associated with larger ERP migrations, offset by an 18% increase in MME’s Sarcom branded professional and managed services.

MME gross profit decreased by $3.0 million, or 16%, to $15.8 million in Q2 2009 compared to $18.8 million in Q2 2008, and MME gross profit margin decreased by 90 basis points to 17.1% in Q2 2009 compared to 18.0% in Q2 2008. The decrease in MME gross profit was primarily due to the decreased MME net sales discussed above and a decrease in vendor consideration in Q2 2009. The decrease in MME gross profit margin was primarily due to a decrease in MME’s selling margin and a decrease in vendor consideration in Q2 2009 as a percentage of net sales.

MME operating profit in Q2 2009 decreased by $0.2 million, or 4%, to $4.6 million compared to $4.8 million in Q2 2008. The decrease was primarily due to the decrease in MME gross profit discussed above, partially offset by a $2.4 million decrease in MME personnel costs, which resulted primarily from centralization of resources of $1.2 million to our Corporate & Other segment, and reductions in variable compensation costs and other expenses.

Public Sector

Q2 2009 net sales for our Public Sector segment were $38.0 million compared to $37.3 million in Q2 2008, an increase of $0.7 million, or 2%. This increase was primarily due to an increase in sales in our state and local business reflecting our increased business development efforts in that market, partially offset by reduced sales in our federal government business primarily relating to a decline in demand under our GSA Electronic Distribution and Delivery (EDD) contract during Q2 2009.

Public Sector gross profit decreased by $0.1 million, or 3%, to $3.8 million in Q2 2009 compared to $3.9 million in Q2 2008. Public Sector gross profit margin decreased by 40 basis points to 10.0% in Q2 2009 compared to 10.4% in Q2 2008. The decrease in our Public Sector gross profit and gross profit margin was primarily due to a decrease in vendor consideration.

Public Sector segment operating profit in Q2 2009 remained flat at $0.8 million compared to Q2 2008.

Consumer

Q2 2009 net sales for our Consumer segment were $45.8 million compared to $59.5 million in Q2 2008, a decrease of $13.7 million, or 23%. This decrease was primarily due to continued weakness in the economic environment and a decrease in average selling prices resulting from a decrease in sales of higher priced items in the notebook computer category.

Consumer gross profit decreased by $2.7 million, or 37%, to $4.6 million in Q2 2009 compared to $7.4 million in Q2 2008. Consumer gross profit margin decreased by 230 basis points to 10.1% in Q2 2009 compared to 12.4% in Q2 2008. The decrease in our Consumer gross profit was primarily due to the decreased Consumer net sales discussed above. The decrease in our Consumer gross profit margin was primarily due to a very competitive pricing environment and a decrease in vendor consideration. We expect that our Consumer gross profit margin will continue to be negatively impacted by competitive pricing pressure in the current environment.

Consumer operating profit in Q2 2009 decreased by $2.3 million, or 83%, to $0.5 million compared to $2.8 million in Q2 2008 primarily due to the decrease in Consumer gross profit discussed above, partially offset by reductions in Consumer credit card related charges, advertising expenditures and Consumer personnel costs.

Corporate and Other

Corporate and Other selling, general and administrative (“SG&A”) expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q2 2009 Corporate and Other SG&A expenses decreased by $0.5 million, or 4%, to $9.7 million from $10.2 million in Q2 2008. The decrease from Q2 2008 was primarily the result of cost cutting initiatives at the corporate level and a $0.8 million lawsuit settlement charge in Q2 2008, partially offset by an increase of $1.2 million attributable to centralization of certain resources from our MME segment.

Consolidated Balance Sheet

Accounts receivable at June 30, 2009 of $131.9 million decreased by $16.7 million from December 31, 2008 primarily due to lower open account sales during Q2 2009 compared to Q4 2008. Our inventory of $47.6 million at June 30, 2009 represents a decrease of $20.2 million from December 31, 2008 reflecting the sell-through of seasonal and strategic purchases made in late 2008. Outstanding borrowings under our line of credit decreased by $15.0 million to $14.0 million at June 30, 2009 compared to December 31, 2008. Operating cash flow generated during the first six months of 2009 was $19.5 million compared to a negative operating cash flow of $25.0 million in the first six months of 2008.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
SMB	$85,267	$11,598	$5,789	$129,930	$16,112	$7,604
MME	92,410	15,771	4,650	104,433	18,814	4,830
Public Sector	37,958	3,796	782	37,305	3,897	769
Consumer	45,776	4,625	468	59,521	7,361	2,829
Corporate & Other	1	47	(9,732)	(7)	35	(10,182)
Consolidated	$261,412	$35,837	$1,957	$331,182	$46,219	$5,850

Average Account Executive Headcount By Segment(1):	Three Months Ended June 30,
	2009	2008
SMB	353	410
MME	99	106
Public Sector	76	101
Consumer	99	121
Total	627	738

________________

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting certain consolidated financial measures on a non-GAAP basis, which excludes the impact of an international tax adjustment in Q2 2009 and a charge related to a litigation settlement in Q2 2008. We believe that the exclusion of the international tax adjustment and the litigation settlement charge, which are non-recurring year over year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment and litigation settlement charge are not part of our ordinary business. We indicate the use of these non-GAAP consolidated financial measures within the discussions of our consolidated operating results, including earnings per share. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on Wednesday, August 5, 2009 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss second quarter results. To listen to PC Mall management’s discussion of its second quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on August 5, 2009 until August 12, 2009 and can be accessed by calling: (888) 286-8010 and inputting pass code 25232080.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx's main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to the impact of strategic investments and cost reductions, including without limitation statements regarding a new call center and sales facility in downtown Chicago and our new healthcare initiative, and our expectations regarding our effective tax rate in the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-Q for the quarter ended March 31, 2009, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$261,412	$331,182	$520,712	$667,809
Cost of goods sold	225,575	284,963	447,380	576,255
Gross profit	35,837	46,219	73,332	91,554
Selling, general and administrative expenses	33,880	40,369	69,315	79,554
Operating profit	1,957	5,850	4,017	12,000
Interest expense, net	324	924	688	2,137
Income before income taxes	1,633	4,926	3,329	9,863
Income tax expense	818	1,893	1,503	3,834
Net income	$815	$3,033	$1,826	$6,029

Basic and Diluted Earnings Per Common Share
Basic	$0.07	$0.23	$0.15	$0.45
Diluted	0.06	0.22	0.14	0.43

Weighted average number of common shares outstanding:
Basic	12,296	13,311	12,356	13,287
Diluted	12,674	14,069	12,620	13,996

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT, CONSOLIDATED OPERATING PROFIT MARGIN, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Consolidated Operating Profit and Operating Profit Margin:
Consolidated net sales	$261,412	$331,182	$520,712	$667,809

Consolidated operating profit	$1,957	$5,850	$4,017	$12,000
Non-GAAP adjustment:
Litigation settlement charge (a)	—	790	—	790
Non-GAAP consolidated operating profit	$1,957	$6,640	$4,017	$12,790

Consolidated operating profit margin	0.7%	1.8%	0.8%	1.8%
Non-GAAP consolidated operating profit margin	0.7%	2.0%	0.8%	1.9%

Consolidated Net Income:
Consolidated net income	$815	$3,033	$1,826	$6,029
Non-GAAP adjustment:
Income tax adjustment (b)	102	—	102	—
Litigation settlement charge, net of taxes (a)	—	467	—	467
Non-GAAP consolidated net income	$917	$3,500	$1,928	$6,496

Diluted Earnings Per Share:
GAAP diluted EPS	$0.06	$0.22	$0.14	$0.43
Non-GAAP diluted EPS	0.07	0.25	0.15	0.46

Diluted weighted average number of common shares outstanding	12,674	14,069	12,620	13,996

(a)	Relates to settlement of the Zekiya Whitmill and Lee Hanzy v. PC Mall Gov, Inc. case and the Lee Hanzy v. PC Mall, Inc. dba MACMALL, et al case.
(b)	Relates to an income tax adjustment related to a dividend from an international subsidiary.

PCMALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,978	$6,748
Accounts receivable, net of allowances of $4,011 and $4,241	131,881	148,547
Inventories, net	47,643	67,845
Prepaid expenses and other current assets	7,408	7,328
Deferred income taxes	4,747	4,820
Total current assets	195,657	235,288
Property and equipment, net	13,452	11,839
Deferred income taxes	3,647	4,173
Goodwill	18,781	18,781
Intangible assets, net	10,520	11,260
Other assets	880	1,044
Total assets	$242,937	$282,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,483	$110,669
Accrued expenses and other current liabilities	19,154	29,262
Deferred revenue	10,998	14,462
Line of credit	14,042	29,010
Notes payable – current	1,038	1,038
Total current liabilities	141,715	184,441
Notes payable and other long-term liabilities	6,246	4,393
Total liabilities	147,961	188,834
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,996,285 and 13,839,609 shares issued; and 12,407,602 and 12,681,300 shares outstanding, respectively	14	14
Additional paid-in capital	100,695	99,732
Treasury stock, at cost: 1,588,683 and 1,158,309 shares, respectively	(5,270)	(3,623)
Accumulated other comprehensive income	1,545	1,262
Accumulated deficit	(2,008)	(3,834)
Total stockholders’ equity	94,976	93,551
Total liabilities and stockholders’ equity	$242,937	$282,385

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2009	2008
Cash Flows From Operating Activities
Net income	$1,826	$6,029
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,622	2,926
Provision for deferred income taxes	570	215
Tax (expense) benefit related to stock option exercises	(298)	788
Excess tax benefit related to stock option exercises	(278)	(424)
Stock-based compensation	822	788
Change in operating assets and liabilities:
Accounts receivable	16,666	(7,655)
Inventories	20,202	13,971
Prepaid expenses and other current assets	(80)	(971)
Other assets	164	468
Accounts payable	(11,241)	(39,158)
Accrued expenses and other current liabilities	(8,015)	(6,827)
Deferred revenue	(3,464)	4,870
Total adjustments	17,670	(31,009)
Net cash provided by (used in) operating activities	19,496	(24,980)
Cash Flows From Investing Activities
Purchases of property and equipment	(3,135)	(1,641)
Net cash used in investing activities	(3,135)	(1,641)
Cash Flows From Financing Activities
Repayments under notes payable	(511)	(387)
Net (payments) borrowings under line of credit	(14,968)	12,577
Change in book overdraft	(2,945)	11,078
Payments of obligations under capital lease	(60)	(93)
Proceeds from stock issued under stock option plans	439	366
Excess tax benefit related to stock option exercises	278	424
Common shares repurchased and held in treasury	(1,647)	—
Net cash (used in) provided by financing activities	(19,414)	23,965
Effect of foreign currency on cash flow	283	(148)
Net change in cash and cash equivalents	(2,770)	(2,804)
Cash and cash equivalents at beginning of the period	6,748	6,623
Cash and cash equivalents at end of the period	$3,978	$3,819
Supplemental Cash Flow Information
Interest paid	$776	$2,190
Income taxes paid	2,142	1,623
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$360	$—
Goodwill related to acquisitions	—	306